EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206912 on Form S-8, and Registration Statement No. 333-206913 on Form S-3, of our reports dated February 26, 2019, relating to the consolidated financial statements of Mylan N.V. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Mylan N.V. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
February 26, 2019